EX-99.12(B)

[SUTHERLAND ASBILL & BRENNAN LLP LETTERHEAD]

April 26, 2007

The Management Committee

TIAA Separate Account VA-1

730 Third Avenue

New York, New York 10017-3206

Re:	TIAA Separate Account VA-1
Teachers Insurance and Annuity Association of America
File Nos. 33-79124 and 811-8520

Ladies and Gentlemen:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as a part of post-effective amendment No. 14 to the above-captioned registration statement on Form N-3. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

SUTHERLAND ASBILL & BRENNAN LLP

By:	/s/ Steven B. Boehm
Steven B. Boehm